                                                                   EXHIBIT 10.10

                               ARTICLES OF MERGER

                                       OF

                      PAINCARE ACQUISITION COMPANY II, INC.
                              a Florida corporation

                                      INTO

                      PAIN AND REHABILITATION NETWORK, INC.
                             a Florida corporation,

To the Secretary of State
State of Florida

     Pursuant to the provisions of Sections 607.1101-607.1105 of the Florida Business Corporation Act (the "Act"), the corporations herein named do hereby adopt the following articles of merger.

     1: That the name, state of incorporation and address of each of the constituent corporations of the merger is as follows:

          Name                                            State of Incorporation

          Pain and Rehabilitation Network, Inc.                   Florida
          1895 Kingsley Avenue, Suite 903
          Orange Park, FL 3270337
          (the "Surviving Corporation)

          PainCare Acquisition Company II, Inc.                   Florida
          37 North Orange Avenue, Suite 500
          Orlando, FL 32801
          (the "Disappearing Corporation")

     2: That the Plan of Merger the abbreviated form of which is attached hereto as Exhibit "A" and by this reference incorporated herein, between the parties to the merger has been approved and adopted, certified, executed and acknowledged by each of the constituent corporations whereupon the two constituent corporations shall be merged into a single corporation. The entire and complete executed Plan of Merger is on file at the registered office of the Surviving Corporation.

     3: The approval of the Plan of Merger was approved by the unanimous consent of the Board of Directors and Shareholders of Pain and Rehabilitation Network, Inc. and PainCare Acquisition Company II, Inc. on December 1, 2002.

Executed as of the 1st day of December, 2002


                                    PAIN AND REHABILITATION NETWORK, INC.


                                    By: /s/ Andrea Trescot
                                        ---------------------------------
                                        Andrea Trescot, M.D., President


                                    PAINCARE ACQUISITION COMPANY II, INC.


                                    By: /s/ Randy Lubinsky
                                        ---------------------------------
                                        Randy Lubinsky, CEO

                                   APPENDIX A

                                 PLAN OF MERGER

     This Agreement ("Agreement") entered into this 1st day of December, 2002, by and among PAINCARE HOLDINGS, INC., a Florida corporation (the "Buyer"), Andrea Trescot, M.D. (the "Stockholder"), and PAIN AND REHABILITATION NETWORK, INC., a Florida corporation (the "Company").

                                    Recitals

     A. Stockholder owns all of the issued and outstanding capital stock of the Company.

     B. The parties wish to provide for the terms and conditions upon which a merger of the Company with a new, to-be-formed, wholly-owned subsidiary corporation of the Buyer ("Mergeco") would be consummated.

     C. The Boards of Directors of Buyer and the Company have approved the merger of the constituent corporations pursuant to the terms of this Agreement.

     D. It is the intention of the parties hereto that the proposed merger shall constitute a tax-free reorganization, as defined in Section 368(a)(1)(A) and 368(a)(2)(D) of the Code (as hereinafter defined), and that this Agreement shall also constitute a Plan of Reorganization.

     E. The Buyer, the Stockholder, and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the transactions contemplated by this Agreement.

     In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                 PLAN OF MERGER

     1.1 Organization of Mergeco. Prior to the Closing, Buyer will form and organize "Mergeco" as a second tier, wholly-owned, Florida subsidiary corporation of Buyer. Buyer will capitalize Mergeco in such a manner as Buyer deems reasonably necessary to effect the transactions contemplated by this Agreement. Mergeco and the Company are sometimes hereinafter referred to collectively as the "Constituent Corporations."

     1.2  The Merger.

          1.2.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as such term is defined in Section 2.2.2 hereof), Mergeco shall be merged with and into the Company (the "Merger") in accordance with the provisions of the merger laws of the State of Florida, and the separate corporate existence of Mergeco shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Florida (the "Surviving Corporation"). The Surviving Corporation shall continue to operate under the Company's current name, unless Buyer determines that it is in its best interest to change such name.

          1.2.2 Effective Time of Merger. The Merger shall become effective at the time of filing of appropriate articles of merger with the Secretary of State of the State of Florida in accordance with the provisions of the laws of the State of Florida (the "Merger Documents"). The Merger Documents shall be filed at the time of the Closing (as such term is defined in Section 3.1 hereof). The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

          1.2.3 Effect of Merger. At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of the Constituent Corporations. All obligations belonging to or due to each of the Constituent Corporations, all of which shall be vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger. The Surviving Corporation shall be liable for all obligations of each of the Constituent Corporations, including liability to dissenting shareholders, and any claim existing, or action or proceeding pending by or against either of the Constituent Corporations, may be prosecuted to judgment, with right of appeal, as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and all rights of creditors of each Constituent Corporation shall be preserved unimpaired, and all liens upon the property of either of the Constituent Corporations shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time, all with the effect set forth in the laws of the State of Florida.

     1.3 Merger Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Mergeco, the Company, the Stockholder or any other holder of any of the securities of the Company, the following shall occur:

          1.3.1 Conversion of Shares. Each Company Share issued and outstanding immediately prior to the Effective Time shall be delivered to Buyer and shall be exchanged for the right to receive from Buyer the Initial Merger Consideration as described below.

          1.3.2 Conversion of Options. All outstanding options, warrants, convertible notes, preferred stock and other rights to purchase Company Shares (an "Option") outstanding as of the Effective Time shall be canceled and shall become null and void, ad initio.

          1.3.3 Company Shares. The Company Shares then issued and outstanding immediately prior to the effectiveness of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be deemed canceled and extinguished.

     1.4 Consideration. The Total Merger Consideration shall be payable as set forth in the Merger Agreement.